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                                                                     10(l)(xxii)

                    LCI INTERNATIONAL, INC. AND SUBSIDIARIES
                     EXECUTIVE INCENTIVE COMPENSATION PLAN



PURPOSE OF THE PLAN

The Corporate Incentive Compensation Plan has been established to support LCI's objective of being a leader in the telecommunications industry, and a Company that stresses high quality products and services, superior customer service, and a good return on its shareholder's investment. The Plan provides quarterly incentive awards to Executive Officers of the Company, contingent upon the financial performance of the Company, to motivate individual and corporate performance that will inure to the benefit of LCI's shareholders.

The Plan, as it applies to the Chief Executive Officer ("CEO"), is intended to comply with Section 162(m) of the Internal Revenue Code. Any Plan provision which is determined to be in conflict with this Code section shall be null and void.


PLAN ADMINISTRATION

The Executive Incentive Compensation Plan is administered by the Compensation Committee of the Board of Directors. The Committee establishes the performance goals which must be met before awards are payable under this Plan, administers the Plan in accordance with terms and conditions of the Plan, and certifies prior to payment of any awards that the performance goals for which awards are payable were, in fact, met.


EFFECTIVE DATE

The fiscal quarters to which this Plan applies are the three month periods ending March 31, June 30, September 30, and December 31.


ELIGIBILITY

The Chairman and CEO, the President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President of Sales, and executives in comparable positions with LCI International, Inc. are eligible to participate in the Executive Incentive Compensation Plan.

To be eligible to receive an incentive award during any given fiscal quarter, a participant must be in an eligible position during that fiscal quarter and remain in an eligible position until the date the awards for that fiscal quarter are paid.

Participants who assume an eligible position after the beginning of a fiscal quarter will be eligible to participate in the Plan during that quarter. Their Individual Incentive Target will be pro-rated, however, to reflect the actual number of days in that position during the quarter vs. the total number of available work days in the quarter.

Participants who leave the Company, either on a voluntary or involuntary basis, prior to the date awards are paid will cease to be eligible to participate in the Plan on the effective date of their termination of employment.





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CALCULATION OF AWARDS

Each eligible participant is assigned an Individual Incentive Target for the purpose of calculating awards under the Corporate Incentive Compensation Plan. The targets are based on the participant's base compensation rate. The Individual Incentive Target represents the amount a participant would receive as an award under the Plan for the quarter if all the Company financial performance requirements are met. The actual award amount may be higher or lower than this amount depending on actual Company financial performance during the quarter for which the award is calculated. For the purposes of this Plan, neither the Individual Incentive Target nor the base compensation rate of the Chief Executive Officer may be increased after approval of this Plan by the Compensation Committee.

Company financial performance is measured by comparing actual financial results for a given quarter against the financial performance goals established by the Compensation Committee prior to the beginning of that fiscal quarter. Such goals shall not change, as this Plan applies to the CEO. The specific financial elements used in this comparison are: Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA); Revenue Growth; Sales, General and Administrative Expense Controls (SG&A); and Earnings Per Share (EPS). EBITDA accounts for 40% of overall Company performance, Revenue Growth accounts for 20%, SG&A controls account for 20%, and EPS accounts for the remaining 20%.
The Compensation Committee authorizes the payment of incentive awards following the end of each quarter, and certifies that the performance targets for which incentives are payable have been met.

The Compensation Committee shall have the discretion to adjust the performance goals in the event of an acquisition, disposition, corporate restructuring, recapitalization, or other unusual event experienced by the Company. In no event, however, may such adjustments increase the amount of compensation payable that would otherwise be due upon attainment of the goal.

The award level based on Company financial performance may range from 0% to 200% depending on actual results. For participants other than the CEO, after the award level is calculated, the Compensation Committee and the CEO subjectively evaluate such participant's contribution to the Company's performance and the award may be adjusted upward or downward as a result provided however, in no event shall a participant's award be more than 200% of the applicable incentive target. The Compensation Committee reserves the right to reduce the level of incentives payable for all participants, at their sole discretion.


AWARD PAYMENTS

Awards shall be paid as soon as practicable following the end of the fiscal quarter for which awards are payable.


OTHER INFORMATION

The establishment of the Corporate Incentive Compensation Plan, the payment of any award, or any action of the Compensation Committee in connection with the Plan shall not be held or construed to confer upon any participant any legal right to be continued in the employ of the Company.

Any decision made or action taken by the Compensation Committee in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of the Compensation Committee and shall be conclusive and binding upon all persons.

This Plan may be terminated, suspended, withdrawn, amended or modified in whole or in part at any time.

No member of the Board of Directors or Compensation Committee shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, officer, agent or participant, except in circumstances involving bad faith, for anything done or omitted to be done, by himself/herself.





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